Exhibit 5.1

[Hunton & Williams Letterhead]

May 9, 2002

Insmed Incorporated
800 East Leigh Street
Richmond, Virginia 23219

Re:  Registration Statement on Form S-8
Insmed Incorporated 2000 Stock Incentive Plan

Ladies and Gentlemen:

This firm has acted as counsel to Insmed Incorporated (the “Company”) in connection with the Registration Statement (the “Registration Statement”) on Form S-8 for the Insmed Incorporated 2000 Stock Incentive Plan, as amended (the “Plan”) being filed under the Securities Act of 1933, as amended (“the Act”), on or about the date of this letter to register 2,500,000 additional shares of common stock, $0.01 par value per share, including the associated Preferred Stock Purchase Rights (the “Shares”), of the Company, which from time to time may be offered and sold by the Company in connection with the Plan.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) actions of the Board of Directors and shareholders of the Company and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents, instruments or other information as we deemed necessary or appropriate in rendering our opinion. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We do not purport to express any opinion on any laws other than the Commonwealth of Virginia and the United States of America.

Based upon and subject to the foregoing and the further qualifications stated below, we are of the opinion that:

1.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.  The Shares have been duly authorized and if, as and when issued or sold in accordance with the Registration Statement (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act, the rules and regulations promulgated thereunder by the Securities and Exchange Commission, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Ve	ry truly yours,

/s/	Hunton & Williams